Exhibit 23.4

Consent of Independent Registered Public Accounting Firm
To the Board of Directors of Shinyo Loyalty Limited:

We consent to the use of our report dated May 9, 2008 with respect to the balance sheets of Shinyo Loyalty Limited as of December 31, 2006 and 2007, and the related statements of operations, shareholder’s equity/(deficit) and cash flows for each of the years in the three-year period ended December 31, 2007, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG
KPMG
Hong Kong, China June 17, 2008